Exhibit 99.1
News Release
For Immediate Release
GenCorp Closes Amended and Restated $280 Million
Senior Credit Facility
SACRAMENTO, Calif. — June 21, 2007 — GenCorp Inc. (“GenCorp” or the “Company”) (NYSE: GY) today announced that it entered into an amended and restated $280 million senior secured credit facility with a syndicate of lenders. The facility was arranged by Wachovia Capital Markets, LLC and JP Morgan Securities Inc. as Joint Lead Arrangers and Joint Book Runners. Wachovia Bank, National Association acts as Administrative Agent for the new facility, with JPMorgan Chase Bank as the Syndication Agent.
The credit facility provides for an $80 million revolving credit facility maturing on June 21, 2012, and a $200 million credit-linked facility maturing on April 30, 2013. The credit-linked facility consists of a $75 million term loan and a $125 million letter of credit subfacility. The interest rate on the revolving credit facility is LIBOR plus 225 basis points per annum, subject to adjustment downwards if leverage is reduced. Letters of credit under the credit-linked facility will be charged a fee of 225 basis points per annum, a fronting fee of 10 basis points per annum in addition to charges customarily applicable to such facilities. The unused revolver commitment fee is 50 basis points per annum, subject to adjustment downwards if leverage is reduced.
The facility is secured by a substantial portion of the Company’s real property holdings and substantially all of its other assets, including the stock and assets of its material domestic subsidiaries that are guarantors of the facility. The Company is subject to certain limitations including the ability to: incur additional debt, sell assets, release collateral, retain proceeds from asset sales and issuances of debt or equity, make certain investments and acquisitions, grant additional liens, and make restricted payments. The Company is also subject to maximum total leverage and minimum interest coverage covenants throughout the term of the facility.
Yasmin Seyal, senior vice president and chief financial officer, said, “We are pleased with the successful closing of this new credit facility which extends maturities and provides the Company with more flexibility to manage its operations and real estate assets.”
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.
Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585 Media: Linda Cutler, vice president, corporate communications 916.351.8650
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